Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of January 12, 2010 (the “Supplemental Indenture”) between Harman International Industries, Incorporated, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of October 23, 2007 (the “Indenture”), pursuant to which the Company issued $400 million aggregate principal amount of 1.25% Convertible Senior Notes due 2012 (the “Notes”);

WHEREAS, the Company desires to modify and amend the Indenture and the Notes for the benefit of the Holders (as defined in the Indenture);

WHEREAS, Section 9.02(a) of the Indenture provides that, subject to certain exceptions, the Company and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of a majority in principal amount of the outstanding Notes;

WHEREAS, the Holders of a majority in principal amount of the outstanding Notes have consented to the amendments contemplated by this Supplemental Indenture; and

WHEREAS, all other acts, things and proceedings required by applicable law and by the Indenture necessary for the execution and delivery of this Supplemental Indenture, and to make this Supplemental Indenture a valid supplement to the Indenture according to its terms and a valid and binding agreement of the Company, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Initially capitalized terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

2. Amendment to Section 1.01 of the Indenture. Section 1.01 of the Indenture shall be amended to include the following definition:

“Credit Agreement” means the Second Amended and Restated Multi-Currency, Multi-Option Credit Agreement, dated as of March 31, 2009, by and among the Company, Harman Holding GmbH & Co. KG, the lenders and the other parties thereto as amended by the First Amendment dated June 15, 2009, and, to the extent not prohibited by this Indenture, any amendments, modifications or supplements thereto from time to time after the date hereof (including any replacements or refinancing thereof).

3. Amendment to Section 4.08 of the Indenture. Section 4.08 of the Indenture shall be amended and restated in its entirety as follows:

“Until the earlier to occur of the third anniversary of the Issue Date and the date on which the aggregate principal amount of Notes beneficially owned by the Sponsor Purchasers and Bank Purchasers is less than $200 million, the Company will not and will not permit any of its Subsidiaries to incur, create, assume, guarantee or otherwise become liable for any Indebtedness (an “incurrence”) unless after giving effect to such incurrence the ratio of Consolidated Total Debt to Consolidated EBITDA (the “Leverage Test”) for the most recently ended four quarter period would not be greater than 3.25 to 1.0, determined on a pro forma basis in accordance with Regulation S-X under the Securities Act; provided that, notwithstanding the foregoing, prior to such date

(1) until the earlier to occur of the Extended Tranche Termination Date (as defined in the Credit Agreement) and the date the loans under the Credit Agreement otherwise become due and payable and/or the commitments of the lenders under the Credit Agreement are terminated, the Company and its Subsidiaries shall be permitted to incur revolving extensions of credit under the Credit Agreement (including letters of credit), so long as the total extensions of credit, including the principal amount of Indebtedness and face amount of letters of credit, outstanding under the Credit Agreement does not, at any time, exceed $231,600,000;

(2) the Company and its Subsidiaries shall be permitted to incur Indebtedness in addition to the Indebtedness otherwise permitted under this Section 4.08 to the extent that, promptly upon the incurrence thereof, the Company makes a pro rata offer to purchase a principal face amount of the Notes equal to 50% of the aggregate amount of such Indebtedness so incurred, plus accrued and unpaid interest thereon, and so purchases the amount of the Notes tendered in respect of such offer, pursuant to procedures otherwise reasonably mutually agreed by the Company and the Trustee to be customary and appropriate, consistent with the relevant provisions of Article III of the Indenture (excluding the references therein to fundamental change and related terms); provided, that the Company shall not incur any such Indebtedness pursuant to this clause (2) and shall not make or consummate any such offer to purchase if any consent therefor or for any part thereof is required under the Credit Agreement and such consent has not been obtained; and

(3) for purposes of calculating the Leverage Test, Consolidated Total Debt will be deemed to include $231,600,000 of Indebtedness under the Credit Agreement for purposes of the calculation thereof, whether or not such amount is actually outstanding.”

4. Effect of Supplemental Indenture. From and after the effective date of this Supplemental Indenture, the Indenture and the Notes shall be supplemented in accordance herewith, and this Supplemental Indenture shall form part of the Indenture and the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

5. Indenture Remains in Full Force and Effect. Except as supplemented by this Supplemental Indenture, all provisions in the Indenture and the Notes shall remain in full force and effect.

6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon its signing by the parties hereto.

10. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

11. Separability Clause. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture, the Indenture or the Notes.

13. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
as Issuer

By:	/s/ Todd A. Suko
Name: Todd A. Suko Title: Vice President, General Counsel & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli Title: Vice President